EXHIBIT 99.1


                                    CONTACT:           Jim Radosevich
                                                       VP - Investor Relations
                                                       Phone: (847) 304-5800


FOR IMMEDIATE RELEASE

                CLARK/BARDES CONSULTING COMPLETES ACQUISITION OF
                        LONG, MILLER AND ASSOCIATES, LLC

          Acquisition significantly expands Company's Banking Practice

BARRINGTON, ILL.-- November 26, 2002--Clark/Bardes Consulting, a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions and a wholly-owned subsidiary of Clark/Bardes, Inc. (NYSE: CBC), today announced it has successfully completed the acquisition of the member interests of Long, Miller and Associates, LLC (LongMiller). Based in Greensboro, North Carolina, LongMiller specializes in business-owned life insurance portfolio services.

The acquisition combines the two largest distributors of business-owned life insurance, as LongMiller will be merged into the Company's existing Banking Practice. The acquisition is expected to add $60-$70 million of annual revenue through its enhanced product and service offerings to the banking market. The acquisition is expected to be accretive to earnings-per-share starting in 2003 and have a positive impact on operating margins.

The purchase price, transaction costs and required reserve amounts totaled $412 million, of which roughly $403 million was paid to LongMiller, $4 million paid in transaction costs and $5 million is held in reserve for the securitization. The proceeds include $20 million in Clark/Bardes common stock, representing approximately 1.2 million shares. The non-stock portion of the proceeds was financed by borrowing $87 million from the company's existing debt facility, and by the issuance of $305 million aggregate principal amount of non-recourse, securitized debt backed by a majority of the inforce revenues of LongMiller.

The securitization is rated by Standard & Poors, with roughly 55% of the debt rated AAA. The notes sold in the securitization have a weighted-average interest cost over the 20-year life of the bonds of approximately 7 percent. The securitized inforce revenues, which are expected to be approximately $40.6 million in 2003, will be applied to pay interest and principal to the bondholders. Assuming the securitized notes amortize as expected, the securitization will provide residual cash flow to the Company of approximately 5 percent of the securitized inforce revenue for each year, and the Company's total residual interest would equal approximately 29 percent of the total securitized inforce revenue over the life of the bonds. Such residual interest could be substantially less if the notes do not amortize as expected. Clark/Bardes Consulting is the servicer for the cases underlying the securitized inforce revenues. The expected treatment of the securitization proceeds are as debt for both book and tax purposes, and the proceeds are non-recourse to the Company.

"I am very proud of our acquisition team and their ability to close an acquisition of this size that brings such strategic value to us and our shareholders," stated Tom Pyra, Chief Financial Officer and Chief Operating Officer of Clark/Bardes Consulting.

Robert E. Long Jr., co-founder of LongMiller, will join Clark/Bardes, Inc.'s board of directors effective at the Company's next board meeting. Tom Wamberg, Chairman and CEO of Clark/Bardes Consulting commented, "We are pleased to bring Bob Long onto our board of directors. I have always admired his


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Clark/Bardes Consulting announces intent to purchase Long, Miller and
Associates, LLC
Page 2 of 2

character and leadership, and the entire organization will now benefit from his vast industry experience he brings to this new role".

"LongMiller has a long-standing reputation for innovative product design and client service in the business-owned life insurance marketplace," said Rich Chapman, President of Clark/Bardes Consulting's Banking Practice. "We are pleased to be gaining access to their considerable resources, which will allow us to deliver unmatched value to our clients through access to the best portfolio of carriers available along with quality distribution and client service expertise." concluded Mr. Chapman.

Founded in 1967, Clark/Bardes Consulting is a firm with expertise in compensation and benefit consulting, design, funding and plan administration. With more than 4,500 corporate, healthcare and banking clients, the company's primary purpose is helping companies keep their best people.

Clark/Bardes Consulting's Banking Practice is the largest and most comprehensive provider of compensation, benefit and business-owned life insurance portfolio services to banks across the country. Exclusively focused on the banking industry and endorsed by more than 40 banking trade organizations, the Banking Practice specializes in four primary capabilities: compensation consulting, executive & director benefit planning, ownership succession planning, and business-owned life insurance.

THE NOTES REFERRED TO ABOVE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key producers, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks, including our ability to successfully integrate LongMiller into our company, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements and general economic conditions. You should specifically consider these and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2001, included under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by the forward-looking statements. In light of the foregoing risks and uncertainties, you should not unduly rely on such forward-looking statements when deciding whether to buy, sell or hold any of our securities. We disclaim any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. Further information may be obtained at the Company's Internet site:
HTTP://WWW.CLARKBARDES.COM.

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